                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            EIS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                             EIS INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 24, 1997

June 18, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EIS International, Inc. (the "Company") will be held at the offices of the Company, 555 Herndon Parkway, Herndon, Virginia 20170, on Thursday, July 24, 1997 at 10:00 a.m., local time, for the purposes set forth below.

1. To elect two Class II Directors to serve for three-year terms expiring in 2000 or until their respective successors have been duly elected and qualified.

2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1997.

3. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed June 9, 1997 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Kent M. Klineman
Secretary

                             EIS INTERNATIONAL, INC.
                            1351 WASHINGTON BOULEVARD
                           STAMFORD, CONNECTICUT 06902

                         ------------------------------

                                 PROXY STATEMENT

                               DATED JUNE 18, 1997
                         ------------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 24, 1997

                         ------------------------------


         This Proxy Statement is being furnished to the stockholders of EIS International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on July 24, 1997 and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about June 18, 1997.

         Only holders of record of Common Stock, $.01 par value, of the Company ("Common Stock") at the close of business on June 9, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on June 9, 1997, the Company had outstanding 11,402,079 shares of Common Stock. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter that may be brought before the meeting. Abstentions and broker non-votes with respect to any proposal are counted only for purposes of determining whether a quorum is present for the purpose of voting on that proposal and will not be voted for or against that proposal. The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of independent accountants.

         Solicitation of proxies is being made by the Company through the mail. In addition, certain officers, directors and employees of the Company may, without additional compensation, solicit the return of proxies personally or by telephone or telegraph. The total expense of preparing, assembling and mailing the proxy materials will be borne by the Company. Such expense may also include reimbursement for out-of-pocket disbursements incurred by brokerage houses and other custodians, nominees or other fiduciaries for forwarding such documents to stockholders.

         All proxies delivered pursuant to this solicitation are revocable by the person executing the proxy by giving written notice to the Secretary of the Company at any time before the voting thereof or by his voting the shares subject to the proxy by written ballot. Proxies given in the form enclosed, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein and, if no choice is specified, will be voted in accordance with the specifications made thereon.

         The Annual Report of the Company for the year ended December 31, 1996 accompanies this Proxy Statement but is not part of the proxy soliciting materials.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board currently consists of five directors, divided into two classes of two directors each and one class of one director. The term of the current Class II Directors will expire at the Annual Meeting. The terms of the current Class I Directors and Class III Director will expire in 1999 and 1998, respectively, at such times as their respective successors are duly elected and qualified (subject to their earlier resignation or removal). Directors of each Class are elected for a full term of three years (or any lesser period representing the balance of the previous term of such Class) and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

         At the Annual Meeting, the holders of record of Common Stock are to elect two Class II Directors to serve until the annual meeting of the Company's stockholders to be held in 2000 and until such directors' respective successors are duly elected and qualified or until their earlier resignation or removal. The election of directors requires the affirmative vote of the holders of a plurality of the Common Stock present and voting at the Annual Meeting. IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR ANY OR ALL OF THE NOMINEES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES, BOTH OF WHOM ARE CURRENTLY DIRECTORS.

         Should any nominee become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for a substitute person to be selected by the current Board. The Board has no reason to expect that any nominee will not be a candidate at the Annual Meeting and therefore does not at this time have in mind any substitute for any nominee.

         Robert J. Cresci, Robert M. Jesurum and Kent Klineman were initially elected as directors pursuant to a voting agreement among certain stockholders and noteholders which was entered into in connection with the Company's sale in March 1991 of certain convertible subordinated notes and has since been terminated. See "Certain Transactions." In addition, Joseph J. Porfeli resigned as President, Chief Executive Officer and Chairman of the Board of Directors of the Company in February 1997.

         There are no family relationships between any of the directors and executive officers of the Company.


NOMINEES FOR ELECTION AS DIRECTORS

         The following table sets forth certain information with respect to each nominee. Information set forth below concerning age, occupation(s) and other directorships has been furnished to the Company by the individuals named.

Class II Directors (term expires at the Annual Meeting):

                  NAME          AGE               PRINCIPAL OCCUPATION(S)
                  ----          ---               -----------------------

         Kent M. Klineman       65       Secretary of the Company; Attorney and Private
                                         Investor (1)

         James E. McGowan       53       President and Chief Executive Officer of the Company

--------------------
(1)      Member of the Audit Committee and the Compensation Committee.

         Kent M. Klineman has been Secretary of the Company and a director since June 1988. He also served as Treasurer of the Company from June 1988 until December 1989. He is an attorney and private investor and serves as a director of a number of closely held companies. He is a director of Concord Camera Corp., a publicly held corporation.

         James E. McGowan has been President and Chief Executive Officer and a director of the Company since February 1997. He was also President and Chief Operating Officer of EIS Systems, an operating division of the Company, from April 1996 until February 1997. From September 1993 to January 1996 he was President and Chief Executive Officer of Deluxe Data, a provider of electronic funds transfer processing and software for financial institutions and automated teller machine networks. From January 1993 to September 1993 he ran McGowan Associates, a consulting company which he founded. From January 1990 to December 1992 he served as President and Chief Executive Officer at Xerox Imaging Systems.

CURRENT DIRECTORS

         The following table sets forth certain information about those directors whose terms of office will continue after the Annual Meeting. Information set forth below concerning age, occupation(s) and other directorships has been furnished to the Company by the individuals named.

Class I Directors (term expires at the 1999 Annual Meeting):

                  NAME                      AGE               PRINCIPAL OCCUPATION(S)
                  ----                      ---               -----------------------
         Robert M. Jesurum                  57                Founder of the Company and Private
                                                              Consultant (1)

         Charles W. McCall                  53                President and Chief Executive Officer of HBO
                                                              & Company (1)

---------------------
(1)      Member of Compensation Committee.

         Robert M. Jesurum founded the Company in January 1980 and has served as a director since its inception. He also served as the Company's Chairman of the Board (from inception to February 1993) and as the Company's Executive Vice President and Chief Technical Officer (from inception until October 1991). Mr. Jesurum retired as an employee of the Company in October 1991 and is currently pursuing noncompetitive independent business research and product development as a sole proprietor.

         Charles W. McCall has been a director of the Company since April 1993. He has been President, Chief Executive Officer and a director of HBO & Company, a company in the business of providing software to the medical field, since January 1991. From April 1985 to January 1991, Mr. McCall served as President and Chief Executive Officer of CompuServe Inc., a computer communications and information services company based in Columbus, Ohio. Mr. McCall is currently a director of SYMIX, Inc., a publicly held corporation.

Class III Director (term expires at the 1998 Annual Meeting):

                  NAME              AGE              PRINCIPAL OCCUPATION(S)
                  ----              ---              -----------------------
         Robert J. Cresci           52               Chairman of the Board of Directors of the
                                                     Company; Managing Director of Pecks
                                                     Management Partners Ltd. ("Pecks") (1)

--------------------
(1)      Member of Audit Committee.

         Robert J. Cresci has been a director of the Company since March 1991 and has served as Chairman of the Board of Directors of the Company since February 1997. He has been a Managing Director of Pecks, an investment management firm, since September 1990 and serves as a director of the Company. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., Serv-Tech, Inc., Vestro Natural Foods, Inc., Olympic Financial Ltd., Hitox, Inc., Sepracor Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Natures Elements, Inc. and GeoWaste, Inc., all publicly held corporations, as well as several private companies.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

         During 1996, the Board held seven meetings and took several actions by unanimous written consent. No director attended fewer than 75% of all such meetings of the Board (which occurred during his tenure as a director). The Board has an Audit Committee and a Compensation Committee. During 1996, the Audit Committee held four meetings and the Compensation Committee held eight meetings. No member of the Audit Committee or the Compensation Committee attended fewer than 75% of all of the meetings of such Committee (which occurred during his tenure as a member of such Committee).

         The current members of the Audit Committee are Messrs. Klineman and Cresci. The functions performed by the Audit Committee are to make recommendations to the Board as to the independent accountants to be appointed by it; review with the independent accountants the scope of their examination; receive their reports and meet with their representatives for the purpose of reviewing and considering questions relating to their examination and reports; and review, either directly or through such accountants, the Company's internal accounting and auditing procedures.

         The current members of the Compensation Committee are Messrs. Jesurum, Klineman and McCall. The functions performed by the Compensation Committee are to recommend and review salary changes, administer the Company's stock option plans and review other benefits or incentive arrangements.

COMPENSATION OF DIRECTORS

         Each director of the Company who is not an employee of the Company is paid an annual fee of $10,000 plus $1,000 for each meeting of the Board attended and $500 for each meeting of the Audit Committee and Compensation Committee attended. In addition, the Company's 1993 Stock Option Plan for Non-Employee Directors provides for grants to non-employee directors pursuant to a specified formula. Pursuant to this Plan, Messrs. Cresci, Jesurum, McCall and Klineman were each granted an option to purchase 1,000 shares of Common Stock in 1996 at an exercise price of $16.875 per share.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning the compensation of the Company's executive officers (the "Named Executive Officers") for each of the last three fiscal years.



                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM COMPENSATION
                                                           ANNUAL COMPENSATION                              AWARDS
                                                      ----------------------------------       --------------------------------
                                                                                               SECURITIES
                                                                                 OTHER         UNDERLYING
                                                                                 ANNUAL        OPTIONS
                                                                                 COMPEN-       (NUMBER OF            ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR          SALARY        BONUS(1)     SATION        SHARES)          COMPENSATION(3)
---------------------------             ----          ------        --------     ------        -------------    ---------------

Joseph J. Porfeli,                      1996         $285,192       --            (2)             --                    --
 Former Chairman of the Board,          1995          248,899    $135,000         (2)             --                  $2,170
 President and Chief
 Executive Officer(4)                   1994          220,264     120,000         (2)             --                  15,418
Edward S. Sarkisian                     1996          172,909     132,333         (2)           50,000                15,627
 Executive Vice President,              1995          137,808     207,116         (2)             --                     120
 Customer Support(5)                    1994          129,615     106,100         (2)             --                     120
James E. McGowan                        1996          178,042       --            (2)             --                  17,612
 President and Chief Executive
 Officer(6)
Herbert F. Balzuweit                    1996          150,192       --            (2)           40,000                   264
 Former Group Chief Financial
 Officer and Executive Vice
 President(7)
Robert F. Kelly,                        1996          148,750       --            (2)           10,000                   174
 Former Executive Vice                  1995          134,615     50,000          (2)             --                     120
 President, Business
 Development(8)                         1994          124,716     50,000          (2)             --                     120
Frederick C. Foley                      1996          139,182       --            (2)            5,000                   288
 Senior Vice President, Finance,        1995          125,000     42,500          (2)             --                     120
 Chief Financial Officer and            1994          102,788     35,000          (2)           15,000                   120
 Treasurer

(1) Except as otherwise noted, all amounts set forth in this column constitute bonuses.

(2) As to each individual named, the aggregate amounts of personal benefits not included in the Summary Compensation Table do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3) Represents premiums paid by the Company during 1996, 1995 and 1994 with respect to group term life insurance for the benefit of the named executive officer, except for (i) $13,208 paid to Mr. Porfeli in reimbursement of certain travel-related expenses in 1994 (ii) with respect to Mr. Sarkisian, $15,177 for relocation expenses in 1996, and
         (iii) with respect to Mr. McGowan, $17,432 for relocation expenses in 1996.

(4)      Mr. Porfeli resigned from his employment with the Company in February
         1997.

(5) Mr. Sarkisian's bonus includes sales commissions of $64,333, $157,116 and $66,100 earned by Mr. Sarkisian in 1996, 1995 and 1994, respectively.

(6) Mr. McGowan joined the Company as President and Chief Operating Officer of EIS Systems in April 1996. Accordingly, no information is provided for 1994 and 1995. Mr. McGowan became President and Chief Executive Officer of the Company in February 1997 upon the resignation of Mr. Porfeli.

(7) Mr. Balzuweit joined the Company in February 1996. Accordingly, no information is provided for 1994 or 1995. Mr. Balzuweit resigned from his employment with the Company effective April 1997.

(8)      Mr. Kelly resigned from his employment with the Company in March 1997.


1996 OPTION INFORMATION

                              OPTION GRANTS IN 1996

         The following table summarizes certain information regarding options granted to Named Executive Officers during 1996.












                                                          INDIVIDUAL GRANTS
                                       --------------------------------------------------------        POTENTIAL REALIZABLE VALUE
                                                       PERCENT OF                                        AT ASSUMED ANNUAL RATES
                                                         TOTAL                                               OF STOCK PRICE
                                         SHARES         OPTIONS                                          APPRECIATION FOR OPTION
                                       SUBJECT TO      GRANTED TO       EXERCISE                                TERMS (1)
                                         OPTIONS       EMPLOYEES       PRICE PER      EXPIRATION        -------------------------
 NAME                                    GRANTED         IN FY           SHARE           DATE            5%               10%
 ----                                    -------        -------         -------         ------          ----             ----

Joseph J. Porfeli                           -              -               -              -              -                 -

Edward S. Sarkisian                      18,318           2.40          $16.3750       02/28/06       $188,642         $478,055
                                         31,682           4.20          $16.3750       02/28/06       $326,266         $826,822
James E. McGowan (2)                     24,520           3.25          $16.3125       04/01/06       $251,547         $637,469
                                         75,480          10.00          $16.3125       04/01/06       $774,338       $1,962,323
                                         41,556           5.50          $ 9.6250       12/04/06       $251,543         $637,460
                                         38,444           5.01          $ 9.6250       12/04/06       $232,706         $589,722
Herbert F. Balzuweit (2)                 26,776           3.55          $14.9375       02/02/06       $251,537         $637,444
                                         23,224           3.07          $14.9375       02/02/06       $218,169         $552,883
                                         40,000           5.30          $ 9.6250       12/04/06       $242,124         $613,591
Robert F. Kelly                           7,500           1.00          $16.3750       02/28/96       $ 77,236         $195,732
                                          2,500           0.33          $16.3750       02/28/96       $ 25,745         $ 65,244
Frederick C. Foley                        3,750           0.50          $16.3750       02/28/06       $ 38,618         $ 97,866
                                          1,250           0.17          $16.3750       02/28/06       $ 12,873         $ 32,622

-----------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(2) Certain options granted to each of these individuals and reflected on this table were cancelled in exchange for new options with a lower exercise price which are also reflected on this table, as follows: (i) options to purchase 24,520 and 75,480 shares of Common Stock at an exercise price of $16.3125 per share granted to Mr. McGowan were cancelled in exchange for an options to purchase 41,556 and 38,444 shares of Common Stock at an exercise price of $9.6250 per share, and
         (ii) options to purchase 26,776 and 23,224 shares of Common Stock at an exercise price of $14.9375 per share granted to Mr. Balzuweit were cancelled in exchange for an option to purchase 40,000 shares at an exercise price of $9.6250 per share.
         See "Repricing of Options."


                            OPTION EXERCISES IN 1996

         The following table sets forth the number of options exercised in 1996 and the dollar value realized thereon by the Named Executive Officers, along with the number and dollar value of any options remaining unexercised on December 31, 1996.


                         AGGREGATED OPTION EXERCISES IN
                     1996 AND 1996 YEAR-ENDED OPTION VALUES

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED IN-THE-
                                                              UNDERLYING UNEXERCISED             MONEY OPTIONS AT 1996 YEAR-
                                                           OPTIONS AT 1996 YEAR-END(1)                     END(1)
                          SHARES                        ------------------------------     -----------------------------------
                          ACQUIRED
                          ON                 VALUE
          NAME            EXERCISE        REALIZED(2)   EXERCISABLE     UNEXERCISABLE      EXERCISABLE(3)     UNEXERCISABLE(3)
          ----            --------        -----------   -----------     -------------      --------------     ----------------

Joseph J. Porfeli              --             --           393,750            21,250        $2,158,313                 --
Edward J. Sarkisian          15,000         366,844         48,500            62,500            40,625                 --
Robert F. Kelly              18,442         376,908         54,257            27,500             2,504                 --
Frederick C. Foley           14,867         244,387         20,000            20,000              --                   --
Herbert F. Balzuweit           --             --            10,000            30,000              --                   --
James E. McGowan               --             --            20,000            60,000              --                   --

(1) On December 31, 1996, the average of the closing bid and asked prices per share of Common Stock as reported by the Nasdaq National Market was $8.625.

(2) Represents the difference between market value on the date of exercise and the option exercise price.

(3) Represents the difference between the market value of the Common Stock underlying the option and the exercise price of such option upon exercise or year-end, as the case may be.

                              REPRICING OF OPTIONS

         The following table sets forth certain information concerning the repricing of stock options held by the Named Executive Officers of the Company during 1996, as well as information concerning the repricing of stock options held by executive officers of the Company during the past ten years.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                              LENGTH OF
                                            NUMBER OF                                                          ORIGINAL
                                           SECURITIES     MARKET PRICE                                       OPTION TERM
                                           UNDERLYING      OF STOCK AT    EXERCISE PRICE                     REMAINING AT
                                             OPTIONS         TIME OF        AT TIME OF                         DATE OF
                                           REPRICED OR    REPRICING OR     REPRICING OR      NEW EXERCISE    REPRICING OR
                                             AMENDED        AMENDMENT        AMENDMENT          PRICE         AMENDMENT
          NAME                 DATE            (#)             ($)              ($)              ($)          (IN MONTHS)
          ----                 ----           -----           -----            -----            -----        ------------
James E. McGowan             12/04/96        41,556          $9.625          $16.3125          $9.6250            112
 President and Chief         12/04/96        38,444          $9.625          $16.3125          $9.6250            112
 Executive Officer (1)

Edward J. Sarkisian          09/02/92        15,000          $5.0625          $6.6667          $5.0625             99
  Executive Vice
  President,
  Customer Support

Frederick C. Foley           09/02/92        18,750          $5.0625          $6.6667          $5.0625            109
  Senior Vice
  President, Finance
  and Chief Financial
  Officer

Herbert F. Balzuweit         12/04/96        40,000          $9.625          $14.9375          $9.6250            110
  Former Group Chief
  Financial Officer
  and Executive Vice
  President

E. Kevin Dahill              09/02/92        15,000          $5.0625          $6.6667          $5.0625            109
  Former Executive
  Vice President,
  Operations, Chief
  Financial Officer
  and Treasurer

Jacob W. Jorgensen,          09/02/92        22,500          $5.0625          $6.6667          $5.0625             95
  Former Senior Vice         09/02/92        22,500          $5.0625          $6.6667          $5.0625            103
  President,                 09/02/92        30,000          $5.0625          $6.6667          $5.0625            109
  Engineering and
  Chief Technical
  Officer

---------------

(1) Mr. Mcgowan was President and Chief Operating Officer of EIS Systems, an operating division of the company, at the time his options were repriced.

COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

         Effective December 4, 1996, the Compensation Committee approved the repricing of certain outstanding stock options, including options held by certain of the Named Executive Officers (see "Repricing of Options"). Because of a decline in the market price of the Company's Common Stock, many outstanding options were exercisable at prices that exceeded the market price of the Common Stock, thereby substantially impairing the effectiveness of such options as performance incentives. The Compensation Committee believed that the decline in the market price of the Company's Common Stock was largely attributable to issues unrelated to the performance of the Company's core business. In view of this price decline, and consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Compensation Committee felt that it was important to restore the performance incentives intended to be provided by options through the repricing of options with exercise prices in excess of the market price at the time of repricing. In particular, the Compensation Committee believed that, in order to retain and give appropriate incentives to Mr. McGowan, it was necessary to adjust the exercise price of options granted to Mr. McGowan, who had joined the Company in April 1996 as President and Chief Operating Officer of EIS Systems, a division of the Company which conducts its core operations. At the same time, the Compensation Committee considered it appropriate, as part of the repricing, to require that each participating optionee surrender the right to purchase approximately 20% of the shares subject to the original option grant. Other than the change in the number of shares subject to the repriced options and the change in the exercise price for the remaining shares to $9.625, the fair market value of a share of the Company's Common Stock on the effective date of the repricing, the terms of such repriced options are the same as the options they replaced. A total of ten options holders, holding options to purchase an aggregate of 200,500 shares of the Company's Common Stock with exercise prices ranging from $14.9375 to $23.4375 per share, were granted new options on the terms described above.

         The foregoing report on option repricing has been approved by Messrs. Jesurum, Klineman and McCall, the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         General. The Compensation Committee is responsible for developing the Company's executive compensation policies and determining the compensation paid to the Company's Chief Executive Officer and its other executive officers. To that end, the Compensation Committee has sought to (i) provide sufficient compensation to attract, motivate and retain the best available executive officers, (ii) provide additional incentives to them to exert their maximum efforts toward the Company's success, and (iii) align the executive officers' interests with the Company's success by making a portion of their pay dependent upon the Company's performance. The Compensation Committee has used its discretion to set executive compensation at levels warranted, in its judgment, by external, internal or individual circumstances.

         Executive officer compensation consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and tax-deferred savings plans generally available to the Company's employees.

         Base Salary. In determining base salary levels for the Company's executive officers, the Compensation Committee takes into account the compensation of companies in the telecommunications and electronics industries and other comparable companies, individual responsibilities, experience and performance and specific issues particular to the Company.

         Annual Bonus. To provide the Company's executive officers and other key employees with direct financial incentives to achieve the Company's annual goals, the Company currently maintains an incentive arrangement for payment of bonuses, subject to the Company's achievement of certain projected operating results (e.g., in the case of 1996, achievement of a predetermined level of pretax profits), to selected executive officers and key employees. Target bonus levels are set at a level competitive with companies in the telecommunications and electronics industries as well as a broader group of companies of comparable size and complexity. The Company did not pay any bonuses to its executive officers in 1996.

         Stock Option and Stock Purchase Plans. To provide additional incentives to its executive officers and employees to exert their maximum efforts toward the Company's success, and to provide them with an opportunity to acquire a proprietary interest in the Company through ownership of Common Stock, the Company maintains a stock option plan and a stock purchase plan. During 1996, options to purchase an aggregate of 175,000 options were granted under the Company's Amended and Restated Stock Option Plan to executive officers of the Company (after giving effect to the cancellation and repricing of certain options as described under the caption "Repricing of Options").

         Other Benefits. The Company provides all employees, including executive officers, with group medical, dental, disability and life insurance on a non-discriminatory basis. The Company maintains a savings and investment plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and to permit employee salary reductions for tax-deferred savings purposes pursuant to Section 401(k) of the Code. Contributions to this plan by the Company are discretionary, and contributions of $264,000 were made in 1996. The Company also maintains a pretax premium plan, intended to qualify under
Section 125 of the Code and to permit salary reductions for pretax payment of employee health plan contributions.

         Compensation of Chief Executive Officer. Mr. Porfeli received total salary and bonus amounting to $285,192 in 1996. His base salary for 1996 increased from $248,899 to $285,192, in light of the financial performance of the Company during 1995. The Board believes that Mr. Porfeli's compensation was in line with industry and market size standards. In February 1997, Mr. McGowan was appointed as President and Chief Executive Officer upon Mr. Porfeli's resignation, at an annual salary of $250,000 and was awarded an option to purchase 70,000 shares of the Company's Common Stock at an exercise price of $5.625 per share.

         The foregoing report on executive compensation has been approved by Messrs. Jesurum, Klineman and McCall, the members of the Compensation Committee.

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company is party to an employment arrangement with James McGowan, its President and Chief Executive Officer and a director of the Company. Pursuant to this arrangement, the Company will pay Mr. McGowan an annual salary of $250,000, with a possible bonus equal to 50% of annual salary, assuming the achievement of certain performance targets. In addition, this arrangement provides that Mr. McGowan will be paid monthly severance at a rate commensurate with his annual salary and will continue to receive health care and insurance benefits for a period of one year following the termination of his employment without cause, or until such time as he obtains full-time employment, whichever occurs first. Furthermore, pursuant to this arrangement, the Company extended to Mr. McGowan a $100,000 loan, bearing interest at a rate of 6% per annum and maturing on February 6, 2000. One twelfth of the original principal amount of this loan, and all accumulated interest thereon, will be forgiven at the end of each three-month period commencing on May 7, 1997 and ending on February 7, 2000, unless Mr. McGowan voluntarily terminates his employment with the Company, at which point any such forgiveness will cease and he will be required to pay the remaining principal balance of the loan and remaining accrued interest thereon at maturity. Mr. McGowan was also granted an option to purchase 70,000 shares of the Company's Common Stock at an exercise price of $5.625 per share.

         In February 1997, Joseph J. Porfeli resigned as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In connection with his resignation, the Company agreed to make a one-time payment to him of approximately $112,762. This payment was offset against approximately $133,603 in principal and interest owed by Mr. Porfeli on a loan made by the Company to him (see "Certain Transactions"), and $27,565 owed to the Company for product purchases by Ameri Care, a company controlled by Mr. Porfeli. The Company also agreed to extend the termination date of Mr. Porfeli's outstanding stock options, which would otherwise have terminated within 90 days of his resignation, to August 6, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Klineman, a director of the Company and a member of its Compensation Committee, performs legal and consulting services for the Company and is paid a retainer of $5,000 per month in consideration of these services, an aggregate of $60,000 in respect of services rendered during 1996. The Company believes that this represents the fair market value of such services and that such services are provided on terms at least as favorable to the Company as those that could be obtained from an unaffiliated third party.

PERFORMANCE OF THE COMMON STOCK

        The following indexed graph indicates the Company's total return to its stockholders since July 10, 1992 (the date on which the Common Stock was first publicly traded) as compared to total return for the Nasdaq Stock Market (US Companies) Index and the Nasdaq Computer & Data Processing Services Industry Group Index, assuming an investment of $100 on July 10, 1992, the date of the Company's initial public offering. Total stockholder return for the Company as well as for such indices is determined by adding (a) the cumulative amount of dividends for such period (assuming dividend reinvestment), and (b) the difference between the share price at the beginning and at the end of such period, the sum of which is then divided by the share price at the beginning of such period.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
              THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX, AND
      THE NASDAQ COMPUTER & DATA PROCESSING SERVICES INDUSTRY GROUP INDEX


                                    [GRAPH]

                                                7/10/92   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
                                                -------   --------   --------   --------   --------   --------
EIS International, Inc.                          $100      $182.50    $265.00    $305.00    $320.00    $172.50

Nasdaq Stock Market (U.S. Companies) Index       $100      $120.79    $138.66    $135.54    $191.53    $235.75

Nasdaq Computer and Data Processing
  Services Group Index                           $100      $120.54    $127.58    $154.89    $236.28    $291.28

-------------------

(1) Total return calculations for the Nasdaq Stock Market (US Companies) and Nasdaq Computer and Data Processing Services Group Index were prepared for Nasdaq by the Center for Research in Securities Prices at the University of Chicago.

                              CERTAIN TRANSACTIONS

         On March 15, 1991, the Company sold $3,300,000 principal amount of its 10.5% convertible subordinated notes (the "Notes") at par to certain investors (the "Note Investors"). Pursuant to the Note purchase agreement, the Company granted the Note Investors, Kent. M. Klineman, who is now a director of the Company, and another individual (the "Note Registration Rights Holders") certain rights to require registration under the Securities Act of 1933 (the "Securities Act") of the aggregate of 1,435,500 shares of Common Stock issued or issuable upon conversion of the then outstanding Class A Convertible Voting Preferred Stock and any shares of Common Stock issued or issuable upon conversion of the Notes (of which approximately 423,000 shares of Common Stock remained subject to such right as of January 31, 1995).

         On February 29, 1996, the Company closed its acquisition of Surefind Information, Inc. ("Surefind"). Joseph J. Porfeli, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company was also Chief Executive Officer of Surefind. Mr. Porfeli owned approximately 18% of the capital stock of Surefind on a fully diluted basis, for which he paid aggregate consideration of $690,550. As a result of the acquisition, Mr. Porfeli acquired 94,556 shares of the Company's Common Stock with a value of approximately $1,702,000 (based upon the value of the Company's Common Stock as set forth in the Agreement and Plan of Merger between the Company and Surefind). In addition, in March 1996, the Company made a loan to Mr. Porfeli in the amount of $123,433, bearing interest at a rate of 9% per annum, in order to help Mr. Porfeli pay certain taxes incurred by him as a stockholder of Surefind in connection with the Company's acquisition of Surefind.

         For additional information regarding transactions between the Company and its officers or directors, see "Employment, Termination and Change-in-Control Arrangements" and "Compensation Committee Interlocks and Insider Participation."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of January 31, 1997 (except as otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named in the Summary Compensation Table, and
(iv) all of the Company's executive officers and directors as a group.


               Name                                   Number(1)        Percent
               ----                                   ---------        -------
Five Percent Stockholders
LGT Asset Management, Inc. (2)                          707,900         6.3%
Robert M. Jesurum(3)                                    614,798         5.5%

Other Directors
Kent M. Klineman(4)                                     424,622         3.8%
Charles W. McCall(5)                                     46,250           *
Robert J. Cresci(6)                                      36,250           *
James E. McGowan(7)                                      20,000           *

Other Executive Officers
Joseph J. Porfeli(8)                                    465,635         4.0%
Edward J. Sarkisian(9)                                   38,500           *
Frederick C. Foley(10)                                   22,944           *
Robert F. Kelly(11)                                      63,474           *
Herbert F. Balzuweit(12)                                 12,500           *
All current executive officers and directors          1,767,473        14.9%
as a group (9 persons)(13)

----------------
* Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, if any, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock. In addition, the numbers in this column do not include options which are not exercisable within 60 days of January 31, 1997.

(2) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 7, 1997.

(3) Includes (i) 57,092 shares held by Mr. Jesurum's wife, as to which Mr. Jesurum disclaims beneficial ownership, (ii) 245,000 shares owned by the Jesurum 1994 Family Limited Partnership and (iii) 36,250 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997. Also includes 59,000 shares held by the Robert Jesurum 1996 Annuity Trust and 41,000 shares held by the Toby Jesurum 1996 Annuity Trust. Does not include an aggregate of 16,000 shares of Common Stock held by Mr. Jesurum's adult children and 4,600 shares of Common Stock held by the Robert Jesurum Long Term Trust. Mr. Jesurum disclaims beneficial ownership of all the aforesaid shares held by other members of his family and the Robert Jesurum Long Term Trust. Mr. Jesurum's business address is 11 Harborview Drive, Rye, New Hampshire 03870.

(4) Includes (i) 300,000 shares held by Mr. Klineman's wife, as to which Mr. Klineman disclaims beneficial ownership, (ii) 36,250 shares issuable upon exercise of stock options exercisable within 60 days of January 31, 1997 and (iii) 4,861 shares issuable upon the exercise of stock warrants exercisable within 60 days of January 31, 1997.

(5) Includes 15,000 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997.

(6) Includes 36,250 shares issuable upon exercise of stock options exercisable within 60 days of January 31, 1997.

(7) Includes 20,000 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997.

(8) Includes (i) 393,750 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997 and (ii) 2,430 shares issuable upon the exercise of stock warrants which are currently exercisable or which are exercisable within 60 days of January 31, 1997. Mr. Porfeli resigned from his employment with the Company in February 1997.

(9) Includes 61,000 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997.

(10) Includes 21,250 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997.

(11) Includes 56,757 shares issuable upon exercise of stock options which are currently exercisable or which are exercisable within 60 days of January 31, 1997. Mr. Kelly resigned from his employment with the Company in March 1997.

(12) Includes 10,000 shares issuable upon exercised options which are currently exercisable or are exercisable within 60 days of January 31, 1997. Mr. Balzuweit resigned from his employment with the Company effective April 1997.

(13) Includes 686,507 shares (including those referred to in the applicable notes above) issuable upon exercise of stock options held by executive officers and directors which are currently exercisable or which are exercisable within 60 days of January 31, 1997.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and regulations of the Securities and Exchange Commission ("SEC") thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the period from January 1, 1996 to December 31, 1996, all of its executive officers, directors and ten-percent stockholders complied with their Section 16(a) filing obligations.


                          PROPOSAL 2 -- RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board has appointed KPMG Peat Marwick LLP, certified public accountants ("KPMG"), to serve as the Company's independent accountants for the year ending December 31, 1997, subject to the ratification by the Company's stockholders. If the Company's stockholders vote against ratification of the Board's appointment of independent accountants, the Board will determine what action is then appropriate. KPMG served as the Company's independent accountants for the year ended December 31, 1996.

         The Company expects a representative of KPMG to be present at the Annual Meeting, at which time such representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

VOTE REQUIRED

         The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1997 requires the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Annual Meeting.

         THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

                              STOCKHOLDER PROPOSALS

         Stockholders who wish to submit proposals for inclusion in the Proxy Statement for the Company's Annual Meeting to be held in 1998 must submit the same to the Company at the Company's principal executive office, 555 Herndon Parkway, Herndon, Virginia 20170, directed to the attention of the Secretary, on or before February 19, 1998.


                                     GENERAL

         The Company does not know of any other matters that may come before the Annual Meeting. However, if any other business comes before the Annual Meeting (including any adjournment thereof), proxies will be voted in accordance with the discretion of the persons named therein.

         All Stockholders are urged to complete, date and sign the accompanying form of proxy and return it in the enclosed envelope which requires no postage if mailed in the United States.


                                           By Order of the Board of Directors,


                                           Kent M. Klineman
                                           Secretary

Dated:  June 18, 1997



THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO (EXCEPT EXHIBITS) TO EACH OF THE COMPANY'S STOCKHOLDERS UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES,
ATTENTION: INVESTOR RELATIONS. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON JUNE 9, 1997.

                                                                     Appendix I



                            EIS INTERNATIONAL, INC.

                ANNUAL MEETING OF STOCKHOLDERS -- JULY 24, 1997


        The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) James E. McGowan, Frederick C. Foley and Kent M. Klineman, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of EIS International, Inc. (the "Company") to be held on Thursday, July 24, 1997 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

        Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

        IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1.      To elect the following individuals as Class II Directors:

        Kent M. Klineman        FOR [ ]         WITHHOLD AUTHORITY [ ]

        James E. McGowan        FOR [ ]         WITHHOLD AUTHORITY [ ]


2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1997.

        FOR [ ]         AGAINST [ ]         ABSTAIN [ ]


        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR ANY PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                        ---------------------------------------

                                        ---------------------------------------
                                                     Signature(s)

                                        Dated:
                                               --------------------------------

        Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.